Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2012 Financial Results

HERCULES, CA - February 26, 2013 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the fourth quarter and fiscal year ended December 31, 2012.

Fourth-quarter reported revenues were $573.8 million, up 4.3% compared to $550.2 million reported for the fourth quarter of 2011. On a currency-neutral basis, quarterly revenues increased 6.1% compared to the same period in 2011. Fourth-quarter gross margin was 55.9% compared to 56.5% during the same quarter in 2011.

Net income for the fourth quarter of 2012 was $47.5 million, or $1.65 per share on a fully diluted basis, compared to $59.2 million, or $2.08 per share, respectively, during the same period in 2011. These results include a one-time gain of $4.3 million resulting from the sale of real property.

For the full year, sales were $2,069.2 million compared to $2,073.5 million in 2011. After normalizing for the impact of currency effects, full year revenues increased 3.6%.

Full-year net income was $169.2 million, or $5.91 per share on a fully diluted basis, compared to $178.2 million, or $6.26 per share, respectively, in 2011. The decrease in net income reflected lower gross margins and an increase in R&D expense. Full-year gross margin was 56.1% compared to 56.8% reported in 2011. Incremental gross profit for 2012 was impacted by additional amortization expense of $10.0 million related to acquisitions. Earnings were favorably impacted by a $16.1 million reduction in the valuation of contingent consideration associated with the Quantalife acquisition as well as an increase in other income resulting from certain investment gains.

“We are pleased with our performance in the fourth quarter, with good momentum across many of our product areas,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “As we had expected, full-year results reflect macroeconomic challenges which impacted many of our markets. Looking ahead to 2013, we anticipate a similar economic environment.”
(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2012 Financial Results

Life Science
The Life Science segment net sales for the fourth quarter were $204.2 million, up 2.7% compared to the same period in 2011. On a currency-neutral basis, Life Science segment sales increased by 3.7%. Results for the fourth quarter benefitted from sales of process chromatography media and electrophoresis products as well the Company's QX100™ Droplet Digital™ PCR system. During the fourth quarter, the Company announced that it had signed a definitive agreement to acquire AbD Serotec, which provides a comprehensive catalog of antibodies. The purchase was completed in January of 2013. Also during the fourth quarter, Bio-Rad announced the launch of several new platforms, including the S3™ cell sorter and a series of new chromatography instruments. Full-year reported revenues for the Life Science segment were $688.4 million, down 0.9% compared to 2011, or an increase of 1.5% on a currency-neutral basis.

Clinical Diagnostics
The Clinical Diagnostics segment reported net sales of $365.9 million for the fourth quarter, up 5.3% compared to the same period in 2011. On a currency-neutral basis, net sales were up 7.5%. Performance in the Clinical Diagnostics segment in the fourth quarter reflects strength across all product lines, most notably the Company's quality controls, blood typing, and diabetes monitoring products. Full-year reported revenues for the Clinical Diagnostics segment were $1,365.5 million, up 0.1% compared to the same period in 2011. On a currency-neutral basis, full-year sales increased 4.7% compared to 2011.

2012 Full-Year Highlights

•	Full-year, sales were $2,069.2 million compared to $2,073.5 million in 2011. After normalizing for the impact of currency effects, full year revenues increased 3.6%.

•	Year-over-year net income was $169.2 million, or $5.91 per share on a fully diluted basis, compared to $178.2 million, or $6.26 per share in 2011.

•
In April, the company introduced its V3 Western Workflow™ system, which offers a portfolio of best-in-class products for electrophoresis, blotting, and imaging, saving researchers time and generating richer and more reliable data.

•
In July, Bio-Rad and Myriad RBM, Inc., a wholly owned subsidiary of Myriad Genetics Inc., announced that they partnered to develop and distribute immunoassay kits. Under the terms of the agreement, Myriad RBM grants Bio‑Rad exclusive distribution rights, for research

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2012 Financial Results

purposes, to the largest catalog of quantitative multiplexed immunoassays currently available to run on the Bio‑Plex® 200, Bio-Plex® 3D, and Bio-Plex® MAGPIX™ instruments.

•
In August, Bio-Rad announced the launch of a Digital Biology Center to focus on the development of new products based on the Company's recently acquired droplet partitioning technology. The first product based on this technology, Bio‑Rad's QX100 Droplet Digital PCR system, applies a sample partitioning technology to polymerase chain reaction (PCR) offering a new approach to nucleic acid quantification.

•
In September, Bio-Rad introduced the TC20™ automated cell counter, the next generation of the TC10™ automated cell counter that provides accurate and reliable counts of live mammalian cells in 30 seconds.

•	Also during the third quarter, Bio-Rad acquired an automated benchtop cell sorting system from Propel Labs. The first shipments of the S3 Cell Sorter began during the first quarter of 2013.

•	In December, Bio-Rad announced that it had signed a definitive agreement to acquire AbD Serotec. The purchase was completed in January 2013.

•
Also in December, Bio-Rad announced that they had entered into an agreement with Lamprogen, Inc., granting Bio-Rad exclusive rights to commercialize a class of bright, stable, and non-toxic fluorescent particles for use in a broad array of assays and research applications including flow cytometry.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 26, 2013. Interested parties may access the call by dialing 866-383-8008 (in the U.S.) or 617-597-5341 (international), access number 81335034. A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 15517550, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for replay for up to a year and may be accessed in the "Investor Relations" section of www.bio‑rad.com.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) has been at the center of scientific discovery for 60 years, manufacturing and distributing a broad range of products for the life science research and clinical

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2012 Financial Results

diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 100,000 research and industry customers worldwide through its global network of operations. The Company employs approximately 7,300 people globally and had revenues exceeding $2 billion in 2012. For more information, please visit www.bio‑rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company's public reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$573,839	$550,238	$2,069,235	$2,073,529
Cost of goods sold	252,786	239,272	908,190	895,640
Gross profit	321,053	310,966	1,161,045	1,177,889
Selling, general and administrative expense	189,075	174,924	682,898	696,294
Research and development expense	59,777	50,112	214,040	186,439
Income from operations	72,201	85,930	264,107	295,156
Interest expense	11,765	11,987	49,263	53,135
Foreign exchange losses, net	1,532	1,710	5,040	13,842
Other (income) expense, net	(7,086)	(1,676)	(21,778)	(7,583)
Income before income taxes	65,990	73,909	231,582	235,762
Provision for income taxes	(18,567)	(14,708)	(62,279)	(57,739)
Net income including noncontrolling interests	47,423	59,201	169,303	178,023
Net loss (income) attributable to noncontrolling interests	79	38	(69)	200
Net income attributable to Bio-Rad	$47,502	$59,239	$169,234	$178,223

Basic earnings per share:
Net income per share basic attributable to Bio-Rad	$1.67	$2.11	$5.98	$6.36
Weighted average common shares - basic	28,394	28,131	28,290	28,031

Diluted earnings per share:
Net income per share diluted attributable to Bio-Rad	$1.65	$2.08	$5.91	$6.26
Weighted average common shares - diluted	28,712	28,462	28,642	28,468

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2012	December 31, 2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$463,388	$574,231
Short-term investments	457,685	238,884
Accounts receivable, net	398,739	398,674
Inventories, net	448,370	433,510
Other current assets	156,612	152,856
Total current assets	1,924,794	1,798,155

Property, plant and equipment, net	416,938	349,501
Goodwill, net	495,418	468,933
Purchased intangibles, net	260,939	259,497
Other assets	333,527	220,717
Total assets	$3,431,616	$3,096,803

Current liabilities:
Accounts payable	$130,972	$129,124
Accrued payroll and employee benefits	135,955	112,564
Notes payable and current maturities of long-term debt	1,750	814
Income and other taxes payable	32,271	52,285
Other current liabilities	160,292	164,328
Total current liabilities	461,240	459,115

Long-term debt, net of current maturities	732,414	731,698
Other long-term liabilities	221,237	161,608
Total liabilities	1,414,891	1,352,421

Bio-Rad stockholders’ equity	2,016,190	1,743,937
Noncontrolling interests	535	445
Total stockholders’ equity	2,016,725	1,744,382
Total liabilities and stockholders’ equity	$3,431,616	$3,096,803

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2012	2011
	(Unaudited)
Cash flows from operating activities:
Cash received from customers	$2,063,805	$2,018,755
Cash paid to suppliers and employees	(1,661,101)	(1,656,467)
Interest paid	(46,369)	(56,859)
Income tax payments	(87,434)	(52,131)
Other operating activities	9,997	6,518
Net cash provided by operating activities	278,898	259,816
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(39,443)	(158,538)
Other investing activities	(373,361)	(224,875)
Net cash used in investing activities	(412,804)	(383,413)
Cash flows from financing activities:
Payments on long-term borrowings	(620)	(226,835)
Other financing activities	13,208	13,275
Net cash provided by (used in) financing activities	12,588	(213,560)
Effect of foreign exchange rate changes on cash	10,475	4,837
Net decrease in cash and cash equivalents	(110,843)	(332,320)
Cash and cash equivalents at beginning of year	574,231	906,551
Cash and cash equivalents at end of year	$463,388	$574,231
Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$169,303	$178,023
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	130,424	120,956
Write off of goodwill	1,044	—
Changes in working capital	(11,487)	(54,570)
Other	(10,386)	15,407
Net cash provided by operating activities	$278,898	$259,816

7